EXHIBIT 99.1

TUT SYSTEMS, INC. REPORTS SECOND QUARTER 2004 RESULTS

Lake Oswego, Oregon, July 22, 2004 — Tut Systems, Inc. (Nasdaq: TUTS), today announced its second quarter results for 2004. Revenue for the quarter ended June 30, 2004 was $5.1 million compared with revenue of $7.9 million for the quarter ended June 30, 2003. This represents a decrease in revenue of 35% when compared with the second quarter of 2003 and a 17% decrease when compared with first quarter 2004 revenue of $6.2 million.  Revenue for the six months ended June 30, 2004 was $11.3 million compared with revenues of $14.5 million for the six months ended June 30, 2003.  This represents a year-over-year decrease in revenues of 22%.

Net loss for the three months ended June 30, 2004 was $(3.6) million or $(0.18) per basic and diluted share.  This compares with the net loss for the three months ended June 30, 2003 of $(2.0) million or $(0.10) per basic and diluted share.  Net loss for the six months ended June 30, 2004 was $(8.1) million or $(0.40) per basic and diluted share compared with a net loss of $(4.3) million or $(0.21) per basic and diluted share for the six months ended June 30, 2003.

Second Quarter Conference Call Information

Tut Systems will host a conference call to discuss second quarter results on July 23, 2004 beginning at 5:30 am Pacific time. For callers within the United States, please dial (877) 356-8058 at least 5 minutes before start time or visit http://www.tutsys.com.  The conference code is 8816969. International participants may dial 706-634-2465 or visit http://www.tutsys.com.

For callers within the United States accessing the conference call replay, please dial 800-642-1687, conference identification code, 8816969. International participants may dial +1-706-645-9291. The replay will be available at http://www.tutsys.com two hours after the call ends for at least one week.

Recent Announcements:

Significant announcements from Tut Systems since the first quarter earnings release include:

5/4/04	Tut Systems and Iowa Network Services Announce Partner Program Enabling More Than 100 Telcos Across Iowa to Deliver Digital TV Services
6/15/04	Tut Systems ‘Video Now’ Solution Showcases Expanded Line of IP TV Platforms and Partners at SUPERCOMM 2004
6/21/04	Telco TV Leaders Join Forces to Deploy IP TV Solution at Allendale Communications
7/8/04	Tut Systems, Inc. Reports Preliminary Second Quarter Revenue

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers industry leading content processing and distribution products for deploying next-generation data and video services over broadband networks. Tut Systems products are used by telecommunications, cable, entertainment and communications companies, as well as government agencies from around the world, to enable the delivery of broadcast-quality video over any broadband network.

Tut Systems is headquartered in Lake Oswego, OR and on the Internet at <http://www.tutsystems.com>. Tut Systems may be contacted at 503-594-1400 or 800-998-4888.

- FINANCIAL TABLES FOLLOW -

Contact:

Randy Gausman

Chief Financial Officer

Tut Systems

(503)-594-1400

randallg@tutsys.com

Jeff Schline

Manager, Corporate Communications

Tut Systems

(503) 594-1364

jeff.schline@tutsys.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004
Revenues:
Product	$7,700	$5,105	$14,101	$11,264
License and royalty	165	18	365	35
Total revenues	7,865	5,123	14,466	11,299

Cost of goods sold:	4,015	3,447	7,274	8,576

Gross profit	3,850	1,676	7,192	2,723

Operating expenses:
Sales and marketing	1,927	1,932	3,854	3,836
Research and development	2,248	1,860	4,334	3,682
General and administrative	1,105	1,099	2,307	2,216
Impairment of intangible assets	128	—	128	202
Amortization of intangible assets	459	376	918	772
Total operating expenses	5,867	5,267	11,541	10,708

Loss from operations	(2,017)	(3,591)	(4,349)	(7,985)
Interest and other (expense) income, net	(8)	(44)	93	(99)
Net loss	$(2,025)	$(3,635)	$(4,256)	$(8,084)

Net loss per share, basic and diluted	$(0.10)	$(0.18)	$(0.21)	$(0.40)

Shares used in computing net loss, basic and diluted	19,894	20,396	19,848	20,346

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2003	June 30, 2004
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,370	$8,756
Accounts receivable, net	7,062	4,812
Inventories, net	4,181	4,749
Prepaid expenses and other	1,026	1,869
Insurance receivable	10,725	–
Total current assets	37,364	20,186
Property and equipment, net	1,722	1,834
Intangibles and other assets	3,685	2,712
Total assets	$42,771	$24,732

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$4,571	$4,937
Deferred revenue	253	232
Legal settlement liability	10,725	–
Total current liabilities	15,549	5,169
Other liabilities	3,567	3,691
Total liabilities	19,116	8,860

Stockholders’ equity	23,655	15,872
Total liabilities and stockholders’ equity	$42,771	$24,732